EXHIBIT 10.3

FORM OF AGREEMENT

AGREEMENT, dated as of May 1, 2004, between Willow Grove Bank, a federally-chartered savings bank (the “Bank” or the “Employer” ), and                                                     (the “Executive”).

WITNESSETH

WHEREAS, the Executive is presently an officer of the Bank;

WHEREAS, the Employer desires to be ensured of the Executive’s continued active participation in the business of the Employer; and

WHEREAS, in order to induce the Executive to remain in the employ of the Employer and in consideration of the Executive’s agreeing to remain in the employ of the Employer, the parties desire to specify the severance benefits which shall be due the Executive in the event that his employment with the Employer is terminated under specified circumstances;

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereby agree as follows:

1.                                      Definitions.  The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)                                  Average Annual Compensation.  The Executive’s “Average Annual Compensation” for purposes of this Agreement shall be deemed to mean the average amount of Base Salary and cash bonus paid to the Executive by the Employer or any subsidiary thereof during the most recent five calendar years preceding the Date of Termination (or such shorter period as the Executive was employed).

(b)                                 Base Salary.  “Base Salary” shall have the meaning set forth in Section 3(a) hereof.

(c)                                  Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, willful conduct which is materially detrimental (monetarily or otherwise) to the Employer or material breach of any provision of this Agreement.

(d)                                 Change in Control of the Corporation.  “Change in Control of the Corporation” shall mean the occurrence of any of the following:  (i) the acquisition of control of Willow Grove Bancorp, Inc. (the “Corporation”), as defined in 12 C.F.R. §574.4, unless a presumption of control is successfully rebutted or unless the transaction is exempted by 12 C.F.R. §574.3(c)(vii), or any successor to such sections; (ii) an event that would be required to be reported in response to Item 1(a) of Form 8-K or Item 6(e) of Schedule 14A of Regulation 14A pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”), or any successor thereto, whether or not any class of securities of the Corporation is registered under the Exchange Act; (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation’s then outstanding securities; or (iv) during any period of three consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

(e)                                  Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)                                    Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause or for Disability, the date specified in the Notice of Termination, and (ii) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or as specified in such Notice.

(g)                                 Disability.  Termination by the Employer of the Executive’s employment based on “Disability” shall mean termination because of any physical or mental impairment which qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Employer or any subsidiary or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System.

(h)                                 Good Reason.  Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive within twenty-four (24) months following a Change in Control of the Corporation based on:

(i)                                     Without the Executive’s express written consent, the failure to elect or to re-elect or to appoint or to re-appoint the Executive to the office of                                  of the Employer or a material adverse change made by the Employer in the Executive’s functions, duties or responsibilities as                                     of the Employer;

(ii)                                  Without the Executive’s express written consent, a reduction by the Employer in the Executive’s Base Salary as the same may be increased from time to time or, except to the extent permitted by Section 3(b) hereof, a reduction in the package of fringe benefits provided to the Executive, taken as a whole;

(iii)                               The principal executive office of the Employer is relocated outside of Maple Glen, Pennsylvania, or, without the Executive’s express written consent, the Employer requires the Executive to be based anywhere other than an area in which the Employer’s principal executive office is located, except for required travel on business of the Employer to an extent substantially consistent with the Executive’s present business travel obligations;

(iv)                              Any purported termination of the Executive’s employment for Disability or Retirement which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (j) below; or

(v)                                 The failure by the Employer to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 9 hereof.

(i)                                     IRS.  IRS shall mean the Internal Revenue Service.

(j)                                     Notice of Termination.  Any purported termination of the Executive’s employment by the Employer for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by written “Notice of Termination” to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employer’s termination of the Executive’s employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 10 hereof.

(k)                                  Retirement.  “Retirement” shall mean voluntary termination by the Executive in accordance with the Employer’s retirement policies, including early retirement, generally applicable to the Employer’s salaried employees.

2.                                      Term of Employment.

(a)                                  The Employer hereby employs the Executive as                                     and the Executive hereby accepts said employment and agrees to render such services to the Employer on the terms and conditions set forth in this Agreement. Unless extended as provided in this Section 2, this Agreement shall terminate one (1) year after the date first above written.  Prior to the first annual anniversary of the date first above written and each annual anniversary thereafter, the Board of Directors of the Employer shall consider and review (after taking into account all relevant factors, including the Executive’s performance) a one-year extension of the term of this Agreement, and the term shall continue to extend each year (beginning with the first annual anniversary date) if the Board of Directors approves such extension unless the Executive gives written notice to the Employer of the Executive’s election not to extend the term, with such notice to be given not less than thirty (30) days prior to any such anniversary date.  If the Board of Directors elects not to extend the term, they shall give written notice of such decision to the Executive not less than thirty (30) days prior to any such anniversary date.  If any party gives timely notice that the term will not be extended as of any such annual anniversary date, then this Agreement shall terminate at the conclusion of its remaining term.  References herein to the term of this Agreement shall refer both to the initial term and successive terms.

(b)                                 During the term of this Agreement, the Executive shall perform such executive services for the Employer as is consistent with his title of                                       and from time to time assigned to him by the Employer’s Board of Directors.

3.                                      Compensation and Benefits.

(a)                                  The Employer shall compensate and pay the Executive for his services during the term of this Agreement at a minimum base salary of $             per year (“Base Salary”), which may be increased from time to time in such amounts as may be determined by the Board of Directors of the Employer and may not be decreased without the Executive’s express written consent.  In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Board of Directors of the Employer.

(b)                                 During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Employer, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors of the Employer.  The Employer shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Employer and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Employer.  Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

(c)                                  During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Board of Directors of the Employer.  The Executive shall not be entitled to receive any additional compensation from the Employer for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of the Employer.

4.                                      Expenses.  The Employer shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of, or in connection with the business of the Employer, including, but not by way of limitation, automobile and traveling expenses, subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Employer.  If such expenses are paid in the first instance by the Executive, the Employer shall reimburse the Executive therefor.

5.                                      Termination.

(a)                                  The Employer shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including without limitation termination for Cause, Disability or

Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

(b)                                 In the event that the (i) the Executive’s employment is terminated by the Employer for Cause, or (ii) the Executive terminates his employment hereunder other than for Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(c)                                  In the event that the Executive’s employment is terminated as a result of Disability, Retirement or the Executive’s death during the term of this Agreement, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(d)                                 In the event that (i) the Executive’s employment is terminated by the Employer for other than Cause, Disability, Retirement or the Executive’s death or (ii) such employment is terminated by the Executive due to a material breach of this Agreement by the Employer, which breach has not been cured within fifteen (15) days after a written notice of non-compliance has been given by the Executive to the Employer, then the Employer shall pay to the Executive, in either twelve (12) equal monthly installments beginning with the first business day of the month following the Date of Termination or in a lump sum within five business days of the Date of Termination (at the Executive’s election), a cash severance amount equal to one times the Executive’s current Base Salary; provided, however, that this Section 5(d) shall not be applicable if the termination of employment occurs concurrently with or subsequent to a Change in Control of the Corporation.

(e)                                  In the event that (i) the Executive’s employment is terminated concurrently with or subsequent to a Change in Control of the Corporation for other than Cause, Disability, Retirement or the Executive’s death or (ii) the Executive elects to terminate his employment for Good Reason, then the Employer shall, subject to the provisions of Section 6 hereof, if applicable,

(A)                              pay to the Executive, in either twenty-four (24) equal monthly installments beginning with the first business day of the month following the Date of Termination or in a lump sum within five business days of the Date of Termination (at the Executive’s election), a cash severance amount equal to two (2) times the Executive’s Average Annual Compensation; and

(B)                                maintain and provide for a period ending at the earlier of (i) one year subsequent to the Date of Termination or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination (other than stock option and restricted stock plans of the Employer), provided that in the event that the Executive’s participation in any plan, program or arrangement as provided in this subparagraph (B) is barred or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Employer shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination.

6.                                      Limitation of Benefits under Certain Circumstances.  If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employer, would constitute a “parachute payment” under Section 280G of the Code, the payments and benefits payable by the Employer pursuant to Section 5 hereof shall be reduced, in the manner determined by the Executive,  by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under Section 5 being non-deductible to the Employer pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.  The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent tax counsel selected by the Employer and paid by the Employer.  Such counsel shall be reasonably acceptable to the Employer and the Executive; shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination; and may use such actuaries as such counsel deems necessary or advisable for the purpose.  Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

7.                                      Mitigation; Exclusivity of Benefits.

(a)                                  The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Section 5(e)(B)(ii) hereof.

(b)                                 The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employer pursuant to employee benefit plans of the Employer or otherwise.

8.                                      Withholding.  All payments required to be made by the Employer hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.

9.                                      Assignability.  The Employer may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Employer may hereafter merge or consolidate or to which the Employer may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employer hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

10.                               Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Employer: Board of Directors
Willow Grove Bank
Welsh & Norristown Roads
Maple Glen, Pennsylvania

To the Executive: At home address

11.                               Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Employer to sign on its behalf.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12.                               Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Pennsylvania.

13.                               Nature of Obligations.  Nothing contained herein shall create or require the Employer to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employer hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employer.

14.                               Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.                               Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

16.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17.                               Regulatory Actions.  The following provisions shall be applicable to the parties to the extent that they are required to be included in employment agreements between a savings association and its employees pursuant to Section 563.39(b) of the Regulations Applicable to All Savings Associations, 12 C.F.R. §563.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 5 hereof.

(a)                                  If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Employer’s affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. §1818(e)(3) and 1818(g)(1)), the Employer’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Employer may, in its discretion:  (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)                                 If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §1818(e)(4) and (g)(1)), all obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Employer as of the date of termination shall not be affected.

(c)                                  If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Employer as of the date of termination shall not be affected.

(d)                                 All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. §563.39(b)(5) (except to the extent that it is determined that continuation of the Agreement for the continued operation of the Employer is necessary): (i) by the Director of the Office of Thrift Supervision (“OTS”), or his/her designee, at the time the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA (12 U.S.C. §1823(c)); or (ii) by the Director of the OTS, or his/her designee, at the time the Director or his/her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition, but vested rights of the Executive and the Employer as of the date of termination shall not be affected.

18.                               Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359.  In the event of the Executive’s termination of employment with the Bank for Cause, all employment relationships and managerial duties with the Bank shall immediately cease regardless of whether the Executive is in the employ of the Corporation following such termination.  Furthermore, following such termination for Cause, the Executive will not, directly or indirectly, influence or participate in the affairs or the operations of the Bank.

19.                               Payment of Costs and Legal Fees and Reinstatement of Benefits.  In the event any dispute or controversy arising under or in connection with the Executive’s termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of (a) all legal fees incurred by the Executive in resolving such dispute or controversy, and (b) any back-pay, including Base Salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due to the Executive under this Agreement.

20.                               Entire Agreement.  This Agreement embodies the entire agreement between the Employer and the Executive with respect to the matters agreed to herein.  All prior agreements between the Employer and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

IN WITNESS WHEREOF, this Agreement is effective as of the date first above written.

Attest	WILLOW GROVE BANK

/s/	By:	/s/.
Frederick A. Marcell Jr.
President and Chief Executive Officer

EXECUTIVE

By:
Executive